UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): December 29, 2006
MONTPELIER RE HOLDINGS LTD.
(Exact Name of Registrant as Specified in Its Charter)

Bermuda (State or Other Jurisdiction of Incorporation or Organization)	001-31468 (Commission File Number)	98-0428969 (I.R.S. Employer Identification No.)
Montpelier House
94 Pitts Bay Road
Pembroke HM 08
Bermuda
(Address of Principal Executive Offices)
(Zip Code)
Registrant’s telephone number, including area code: (441) 296-5550
Not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.
Summary. As previously announced, on May 31, 2006, Montpelier Re Holdings Ltd. (“Montpelier”) entered into two equity forward sale agreements under which it is entitled to sell its common shares to an affiliate of Credit Suisse Securities (USA) LLC (the “forward counterparty”) at minimum floor prices specified for each forward sale agreement. On December 29, 2006, Montpelier and the forward counterparty amended one of the forward sale agreements which relates to up to 7,774,800 common shares of Montpelier.
The primary result of the amendment, described in more detail below, is to give Montpelier a fourth settlement option, “modified physical settlement”, in addition to the physical settlement, cash settlement and net share settlement options already available under the forward sale agreements. Under modified physical settlement, Montpelier will have the right to issue the maximum number of shares (7,774,800), resulting in greater proceeds to the extent the Montpelier share price is above the forward floor price of $11.75 per share up to the forward cap price of $18.465 per share, above which point the proceeds will be fixed, for maximum aggregate proceeds of $143.56 million. Under the original physical settlement option available prior to the amendment, the settlement proceeds would have been held constant at $91.35 million, with Montpelier issuing a declining number of shares as the share price increased from the forward floor price up to the forward cap price, above which point Montpelier would have issued an increasing number of shares as the share price increased above the forward cap price, up to a maximum of 7,774,800 shares.
The other forward sale agreement, for which final settlement is set for March 6, 2008, has not been amended.
Detailed description. The forward sale agreement that was amended is composed of twenty separate components each relating to 388,740 underlying common shares of Montpelier. Subject to Montpelier’s right to terminate early, or accelerate settlement of, any component of this first forward sale agreement, such forward sale agreement will settle over a twenty business day period beginning March 8, 2007, subject to adjustment in certain circumstances, with each day in each such period relating to a single component.
Upon full modified physical settlement of any component of the forward sale agreement, Montpelier will issue to the forward counterparty 388,740 common shares (the maximum number of shares underlying such component) and the forward counterparty will pay Montpelier an amount of cash equal to:
•	if the volume-weighted average price of Montpelier common shares on the valuation date for such component, calculated pursuant to the agreement, is less than or equal to the forward floor price, $4,567,695 (which is the forward floor price multiplied by the maximum number of common shares underlying such component);

•	if such volume-weighted average price is greater than the forward floor price but less than the forward cap price, such volume-weighted average price multiplied by the maximum number of shares underlying such component; and

•	if such volume-weighted average price is greater than or equal to the forward cap price, $7,178,084 (which is the forward cap price multiplied by the maximum number of shares underlying such component).

In addition, pursuant to the amendment, the default settlement method for each component of the first forward sale agreement will be changed (from physical settlement) such that if the closing price of Montpelier common shares on the date specified in the agreement is:
•	less than or equal to $19.465, the default settlement method will be physical settlement;

•	greater than $19.465 but less than $23.465, the default settlement method will be part physical settlement and part modified physical settlement, with the relative size of each part determined on a straight-line basis between those share prices; and

•	greater than or equal to $23.465, the default settlement method will be modified physical settlement.
Please refer to Montpelier’s report on Form 8-K dated June 2, 2006 for a more complete description of the forward sale agreements. The amendment is filed as Exhibit 10.1 to this report, and this description is qualified by reference to that exhibit and to the original forward sale agreements, which were filed as Exhibits 10.1 and 10.2 to the June 2 report on Form 8-K.
Item 9.01. Financial Statements and Exhibits.
(d) Exhibits.

Exhibit 10.1	Amendment, dated December 29, 2006, to the Forward Sale Agreement, dated May 31, 2006, between Credit Suisse International and Montpelier Re Holdings Ltd.
SIGNATURE
          Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Montpelier Re Holdings Ltd.

(Registrant)

January 3, 2007	By: /s/ Jonathan B. Kim

Date	Name: Jonathan B. Kim
Title: General Counsel and Secretary

Index to Exhibits

Exhibit No.	Description
10.1	Amendment, dated December 29, 2006, to the Forward Sale Agreement, dated May 31, 2006, between Credit Suisse International and Montpelier Re Holdings Ltd.